Exhibit 8.1

July 3, 2007

Marquee Holdings Inc.
  c/o AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri  64105

Ladies and Gentlemen:

We have acted as special counsel to Marquee Holdings Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-122636), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on February 8, 2005, as amended by a pre-effective amendment filed on May 12, 2005 and as further amended by a post-effective amendment filed on May 10, 2006 and July 3, 2007 (as so amended, the “Registration Statement”), relating to (i) the registration under the Securities Act of 1933 of the offer and sale of $304,000,000 Aggregate Principal Amount at Maturity of 12% Senior Discount Notes due 2014 (the “Securities”).

In delivering this opinion letter, we have examined the Registration Statement.  We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

Our opinions set forth below are based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements and judicial precedents, all as of the date hereof.  The foregoing authorities may be repealed, revoked or modified, and any such change may be retroactively effective.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, the statements set forth in the Registration Statement under the caption “United States Federal Income Tax Consequences,” insofar as they discuss matters of United States federal income tax law or legal conclusions with respect thereto, constitute our opinion as to the material United States federal income tax consequences of the purchase, ownership and disposition of the Securities.

We express no opinion with respect to the transactions referred to herein or in the Registration Statement other than as expressly set forth herein.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal income tax law of the United States.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the headings “United States Federal Income Tax Consequences” and “Legal Matters” in the Prospectus constituting part of the Registration Statement

Respectfully submitted,

/s/ O’Melveny & Myers LLP